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                                                                     EXHIBIT 4.6

                     CROSS-CONTINENT AUTO RETAILERS, INC.


                        FORM OF STOCK OPTION AGREEMENT


          Stock Option Agreement (the "Agreement") dated this _____ day of ________, 199_, between Cross-Continent Auto Retailers, Inc., a Delaware corporation (the "Company"), and _______________ (the "Optionee").

          The Board of Directors of the Company has adopted the Company's Amended and Restated 1996 Stock Option Plan (the "Plan") for the purpose of attracting and retaining employees (including officers), directors and independent contractors of the Company, or any Subsidiary or Affiliate.

          The Optionee is an employee of the Company.

          Capitalized terms used herein that are not otherwise defined have the same meanings as set forth in the Plan.

          In consideration of the premises and the mutual agreements set forth below, the parties hereto agree as follows:

1. Grant of Option; Exercise Price. Pursuant to the provisions of the Plan, the Company hereby grants to the Optionee as of ______________ __, 199_ (the "Grant Date"), subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase (the "Option") from the Company all or any part of an aggregate of ________ shares (the "Shares") of the common stock, par value $.01 per share, of the Company (the "Common Stock") at a purchase price of $____ per Share (the "Exercise Price"), such Option to be exercisable as hereinafter provided.

2. Type of Option. [The Option is a non-qualified stock option. It is not eligible to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").][The Option is eligible to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").]

3. Expiration Date. The Option shall expire on the tenth anniversary of the Grant Date (the "Expiration Date"), unless earlier terminated in accordance with Paragraph 7.

4. Nontransferability. The Option and any other rights granted hereunder shall not be transferable or assignable by the Optionee (whether by operation of law or otherwise) except by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee or his guardian or legal representative, nor shall the Option or any other rights granted hereunder be subject to execution, attachment or any similar process. Upon any attempt to transfer, pledge, assign or otherwise dispose of the Option or of such rights contrary to the provisions hereof or of the Plan, or upon any levy of attachment or similar process upon the Option or such rights, the Option and such rights shall, at the election of the Company, become null and void.

5. Exercise of Option. (a) Subject to the other terms of this Agreement and the Plan regarding
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the exercisability of the Option, the Option may be exercised in whole or in part at any time or from time to time after the date of this Agreement and prior to the Expiration Date. Shares issued upon a partial exercise of the Option shall be deducted from the number of Shares issuable upon any subsequent exercise of the Option. The Option shall be void and of no effect after the Expiration Date.

          (b) The Option may be exercised, at any time, or from time to time, by giving written notice of such exercise (the "Notice of Exercise") to the Company's Secretary and paying an amount equal to the Exercise Price multiplied by the number of Shares being purchased pursuant to the Option (the "Total Exercise Price") (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company, (ii) through the delivery to the Company of shares of Common Stock already owned by the Optionee with an aggregate Fair Market Value on the date of exercise equal to the Total Exercise Price, (iii) by having Shares with an aggregate Fair Market Value on the date of exercise equal to the Total Exercise Price (A) withheld from the Optionee by the Company or (B) sold by a broker-dealer and the proceeds therefrom assigned to the Company in accordance with applicable law, or (iv) by any combination of the above methods of payment. Further, the Optionee may not purchase fewer than 100 Shares at any one time unless the number purchased at such time is the total number of Shares then exercisable.

6. Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any payment relating to the Option (including from a distribution of Shares) or any other payment to the Optionee, amounts of withholding and other taxes due in connection with any transaction involving the Option, and to take such other action as the Administrator may deem advisable to enable the Company or such Subsidiary or Affiliate and the Optionee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Option. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the Optionee's tax obligations.

7. Termination of Employment, etc. (a) General Rule. If the Optionee ceases to be (i) in the employ of, (ii) a director of, or (iii) engaged in an independent contractor relationship with, the Company or any Subsidiary or Affiliate (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies) (each of (i), (ii) and (iii) and, collectively, "Service"), the Option, to the extent not previously exercised, shall expire and no longer be exercisable, whether or not vested, upon the cessation of the Service.

          (b) Death. In the event of the death of the Optionee while in Service or at any time after cessation of Service (provided that the Option shall not have been earlier cancelled pursuant to subparagraph (a) above), the Option shall be exercisable at any time or from time to time prior to the Expiration Date by the Beneficiaries of the Optionee.

8. Adjustments. In the event that the Administrator shall determine, in its sole discretion, that any dividend or other distribution (whether in the form of cash, shares of Common Stock, or other property), recapitalization, stock split, reverse split, any reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, license arrangement, strategic alliance or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the Optionee under the Plan, then the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Options, (ii) the number and kind of Shares issued or issuable in respect of outstanding Options, and (iii) the Exercise Price relating to any Option.

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9.        No Rights as Stockholder.  The Optionee shall have no rights as a stockholder with respect to any Shares subject to the Option prior to the date of issuance to the Optionee of a certificate or certificates for such Shares.

10. No Right to Continued Employment. Nothing in the Plan or in the Option or this Agreement shall confer upon the Optionee the right to continue or to be entitled to any remuneration or benefits not set forth in the Plan or this Agreement or to interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate the Optionee's Service.

11. Compliance With Legal and Exchange Requirements. The Plan, the granting and exercising of Options thereunder, the delivery of Shares upon the exercise of the Option and the other obligations of the Company under the Plan and this Agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under the Option until completion of such stock exchange listing or registration or qualification of such Shares or other required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require the Optionee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations.

12. Change in Control Provisions. In the event of a Change in Control, the Option shall become fully exercisable and vested, whether or not theretofore vested and exercisable.

13. Optionee Bound by Plan. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

14. Notices. All notices or any other communications hereunder shall be in writing and delivered personally or by registered or certified mail or overnight courier, addressed, if to the Company, to Cross-Continent Auto Retailers, Inc., P.O. Box 750, Amarillo, Texas 79105. Attention: Secretary, and if to the Optionee, to the Optionee's last mailing address known to the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

16. No Assignment. Neither this Agreement nor any of the rights or obligations of the Optionee hereunder may be transferred or assigned by the Optionee except as set forth in paragraph 4 hereof.

17. Benefits. This Agreement shall be binding upon and inure to the benefit of the parties hereto. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any other party.

18. Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

19. Amendments. No modification, amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

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20.       Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.


          IN WITNESS WHEREOF, the Administrator has caused this Agreement to be executed by any of the Chairman, the Senior Vice Chairman, a Senior Vice President or a Vice President of the Company as of the day and year first above written.

                                       For the Plan Administrator

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


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Optionee


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